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                                                                    EXHIBIT 10.8

                           MEMORANDUM OF UNDERSTANDING
                                     BETWEEN
                             MYRIAD INDUSTRIES INC.
                                       AND
                           MICHAEL GOLDSTEIN, INVESTOR



THIS MEMORANDUM OF UNDERSTANDING is entered into between Myriad Industries Inc. (hereafter known as "Myriad"), 4330 La Jolla Village Drive, Suite 320, San Diego, California, 92122 and Michael Goldstein, a qualified investor,(hereafter referred to "Goldstein"), 4993 Sky Street, San Diego, California 92110.

WHEREAS, Myriad is seeking a Two hundred fifty thousand dollar ($250,000) Short Term Loan to fund various corporate activities and

WHEREAS, Goldstein is willing to provide Myriad a Short Term Loan in the amount of Two hundred fifty thousand dollars ($250,000) and

WHEREAS, Myriad has agreed to accept the Short Term loan from Goldstein and Goldstein has agreed to advance the funds, the parties state the following:

         1.       SHORT TERM LOAN

                  The loan to Myriad from Goldstein will be for a term of three months (3) and will bear interest at the rate of eight and one-half per cent (8 1/2%). The loan will be secured by a promissory note, a copy of which is attached to this agreement

         2.       INCENTIVE FOR PROVIDING THE LOAN

                  A.       THE EGYPTIAN PROJECT

                  As incentive for Goldstein providing the Short Term Loan, Goldstein will receive a five per cent (5%)net profit share in a certain Joint Venture Agreement presently being formalized between Myriad and the Red Sea Company For Touristic Projects ("Red Sea"), an Egyptian Corporation. The Joint Venture will be engaged in the business of building and operating for profit a "5 Star" hotel and other facilities called the Windsor Garden City Hotel and Village located in Hurghada, Egypt.
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                  B.       CAPITAL CORPORATION

                  As further consideration Goldstein will receive a (5%) net profit share of the Financing Corporation described below. Myriad has formed a financing corporation in Peru which is named Myriad Industries - Peru S. A. ("Myriad - Peru"). The corporation was created to provide construction financing for PMSI - Peru S.A. ("PMSI - Peru"), a Myriad subsidiary, and mortgage financing for home buyers who purchase homes built by PMSI - Peru. It is understood that Myriad - Peru will be funded via an off-shore Bond offering. All of PMSI - Peru's construction projects will be funded by Myriad - Peru, except projects where customers have arranged their own financing and do not choose to use Myriad - Peru for financing.

         3.       TRANSFERABILITY

                  Myriad agrees that the profit share from the Joint Venture is transferable and Goldstein may transfer same without the approval of Myriad.

         4.       "NET PROFIT" DEFINED

                  For the purpose of this agreement Net Profit is defined as the income remaining after first deducting all reasonable operating expenses, any loan payments due and related Taxes and Tariffs.

         5.       PAYMENT OF PROFIT SHARE

                  A.       THE EGYPTIAN PROJECT

                  Goldstein will receive his profit share at the same time and in the same manner as the Joint Venture partners will be paid per the Joint Venture Agreement. Myriad will provide Goldstein with financial reports and statements pertaining to the Joint Venture operations with each distribution of profits or at any time with reasonable notice.

                  B.       CAPITAL CORPORATION

                  The net profits from Myriad - Peru, the Capital Corporation, will be distributed thirty days after the close of each accounting quarter. Myriad - Peru will provide Goldstein with financial reports and statements pertaining to the corporation's operations with each distribution of net profits or at any time with reasonable notice.
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         6.       EXCLUSIVITY OF OPERATIONS

                  Myriad agrees that it or any other entities it substantially owns or controls will not create, incorporate or develop any other entity to operate as a capital corporation in Peru, or take any other action directly or through any of the afore-mentioned entities, that will in any manner impair in any way the percentage ownership or share of Goldstein as provided in this or any other agreement memorandum or writing between Goldstein and Myriad. Once Myriad - Peru is funded all PMSI - Peru construction projects in Peru will be funded by Myriad - Peru, the only exception will be when a customer arranges his own financing.


         7.       SUCCESSORS AND ASSIGNS

                  This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and assigns.

         8.       AMENDMENTS

                  Amendments may be made to this Agreement from time to time only by the unanimous written consent of the Parties.

         9.       ATTORNEYS' FEES AND COSTS

                  If any legal action, arbitration or other proceeding shall be commenced because of the alleged breach of default of, or request for a declaratory judgment by, a party in connection with any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred, in addition to any other relief to which that party may be entitled.

         10.      NOTICES

                  Unless written notice of change of address is given, all notices pertaining to this Agreement shall be in writing and shall be delivered personally, or sent by first class mail, postage prepaid, or by telefax, charges prepaid, to the Parties at the following address:
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                                    TO:     MYRIAD INDUSTRIES INC.
                                            4330 La Jolla Village Drive
                                            Suite 320
                                            San Diego, California 92122
                                            Tel:(619)677-6580
                                            Fax:(619)677-6564
                                            Contact: Jerome Crawford

                                    TO:     MICHAEL GOLDSTEIN
                                            4993 Sky Street
                                            San Diego, California 92110
                                            Tel:(619)276-2660
                                            Contact: Michael Goldstein


                  10.      APPLICABLE LAW

                           This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California.

                  11.      VENUE

                           The Parties hereby consent to and submit to the jurisdiction of the courts presiding over the State of California, and any legal action or suit respecting this Agreement shall be brought only in the or courts with jurisdiction in California. In the case of any legal or administrative action or requirement from either Party, such action must be brought in the jurisdiction of the courts presiding in California.


                  IN WITNESS WHEREOF, the parties hereto have agreed to execute this Agreement on this 28th day of June 1995.


                                          MYRIAD INDUSTRIES INC.


                                          By    /s/ Jerome O. Crawford
                                             -------------------------
                                                      Jerome Crawford
                                                      President & CEO


                                          MICHAEL GOLDSTEIN


                                          By   /s/ Michael Goldstein
                                              ----------------------
                                                   Michael Goldstein
                                                   Investor